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                     March 6, 2024

       Henry W. Bromley
       Chief Financial Officer
       Kidoz Inc.
       1685 West 4th Avenue, Suite 220
       Vancouver, BC, V6J 1L8 Canada

                                                        Re: Kidoz Inc.
                                                            Form 20-F for
Fiscal Year Ended December 31, 2022
                                                            File No.
333-120120-01

       Dear Henry W. Bromley:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services